Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com
Phone:	215-875-0700
Fax:	215-546-7311
Toll Free	866-875-0700

CONTACT: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Ronald Rubin	Lewis Goldberg
Chairman and CEO	(Media Relations)
(215) 875-0700	(212) 896-1216

FOR IMMEDIATE RELEASE
December 15, 2005

Pennsylvania Real Estate Investment Trust Appoints
M. Walter D’Alessio to its Board of Trustees

PHILADELPHIA, PA – December 15, 2005 – Pennsylvania Real Estate Investment Trust (“PREIT”) (NYSE:PEI) announced today that its Board of Trustees has appointed M. Walter D’Alessio as a new trustee of PREIT.

Ronald Rubin, Chairman and Chief Executive Officer of PREIT, said, “We are delighted to have Walt D’Alessio join our Board. Walt’s experience in both the public and private sectors, with a particular emphasis on real estate and public companies, makes him an outstanding addition to our Board of Trustees. Walt’s experience, reputation and stature reflect PREIT’s continuing commitment to a strong and independent board.”

Mr. D’Alessio qualifies as an independent trustee under New York Stock Exchange rules and PREIT’s governance guidelines, bringing the total number of independent trustees on the PREIT Board to eight out of a total of 13. Mr. D’Alessio will serve on the Board until PREIT’s next Annual Meeting of Shareholders, at which time he will appear on the ballot with the other Class B trustees for election to a three year term.

Since October 2003, Mr. D’Alessio has served as Vice Chairman of NorthMarq Capital, a Minneapolis-based real estate investment banking firm with offices in Philadelphia, and President of NorthMarq Advisors, a real estate consultancy. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a commercial mortgage, banking and pension fund advisory firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He currently serves as Chairman of the Board of Brandywine Realty Trust (NYSE: BDN) and on the Board of Directors of Exelon Corp. (NYSE: EXC), Independence Blue Cross, Point Five Technologies, Inc. and the Greater Philadelphia Chamber of Commerce.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 33.5 million square feet) located in the eastern United States. PREIT’s portfolio currently consists of 52 properties in 12 states. PREIT’s portfolio includes 38 shopping malls, 13 strip and power centers and one office property. PREIT is headquartered in Philadelphia, Pennsylvania. PREIT’s website can be found at www.preit.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statement. PREIT’s business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT’s portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2004.